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                                Gregory P. Landis
                    Senior Vice President and General Counsel
                          AT&T Wireless Services, Inc.

                                                                    Exhibit 5.1


                                 August 7, 2001



AT&T Wireless Services, Inc.
7277 164th Avenue NE, Building 7
Redmond, Washington  98052

Ladies and Gentlemen:

        This opinion is being rendered in connection with the Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") filed by AT&T Wireless Services, Inc. (the "COMPANY") with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "ACT"), on August 7, 2001, relating to the registration under the Act of $1,000,000,000 aggregate principal amount of the Company's 7.350% Senior Notes due 2006, $3,000,000,000 aggregate principal amount of the Company's 7.875% Senior Notes due 2011, and $2,500,000,000 aggregate principal amount of the Company's 8.750% Senior Notes due 2031 (collectively, the "EXCHANGE NOTES") to be offered by the Company in exchange (the "EXCHANGE OFFER") for a like principal amount of its issued and outstanding $1,000,000,000 aggregate principal amount of the Company's 7.350% Senior Notes due 2006, $3,000,000,000 aggregate principal amount of the Company's 7.875% Senior Notes due 2011, and $2,500,000,000 aggregate principal amount of the Company's 8.750% Senior Notes due 2031 (collectively, the "ORIGINAL NOTES"). The Exchange Notes are to be issued under an Indenture dated as of March 6, 2001 (as supplemented, the "INDENTURE"), between the Company and The Bank of New York.

        I have examined the Registration Statement and such documents and records of the Company and other documents as I have deemed necessary for the purpose of this opinion. In making my examination, I have assumed that all signatures on documents examined by me are genuine, that all documents submitted to me as originals are authentic and that all documents submitted to me as certified or photostatic copies conform with the original copies of such documents.

        On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that when
(i) the Registration Statement has become effective under the Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Exchange Notes have been duly authorized, executed, authenticated and delivered in accordance with the provisions of the Indenture and
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issued in exchange for Original Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement, the Exchange Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability is subject to the effect of (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors' rights generally and (y) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        This opinion is being furnished for filing as Exhibit 5.1 to the Registration Statement. Additionally, I hereby consent to the reference to me under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                        Very truly yours,


                                        /s/ Gregory P. Landis

                                        Gregory P. Landis
















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